News Release

FOR IMMEDIATE RELEASE

Contact Information:

Tom Gelston	Kurt Goddard
Vice President, Investor Relations	Senior Manager, Investor Relations
Phone: 203-222-5943	Phone: 203-222-6160
Email: thomas.gelston@terex.com	Email: kurt.goddard@terex.com

TEREX COMPLETES ACQUISITION OF FANTUZZI AND NOELL

PORT EQUIPMENT BUSINESSES

WESTPORT, CT, July 27, 2009 –Terex Corporation (NYSE: TEX) today announced that it has completed the acquisition of the port equipment businesses of Fantuzzi Industries S.a.r.l and Noell Crane for net consideration of approximately €155 million. Financial arrangements were made with existing financial creditors of Fantuzzi to provide Terex with long-term financing on favorable terms for substantially all of the acquisition price.

“We are quite pleased that Fantuzzi and Noell and their team members are now part of the Terex Cranes family,” said Rick Nichols, President, Terex Cranes. “Fantuzzi and Noell are unquestionably leaders in the design, manufacture and service of port equipment, and although the global economy is slow today, the longer term prospects for intermodal transportation remain very attractive and substantial in scope. This acquisition also helps diversify our Cranes business, and expands the product offering of Terex Cranes to the port industry beyond our current stacker product line.”

The existing Terex reach stacker product line will be joined by the Fantuzzi product range that includes Noell branded straddle carriers, both Fantuzzi and Noell branded rail and rubber tired gantry cranes, mobile harbor cranes, ship-to-shore cranes, and reach stackers and forklift trucks designed to improve port productivity and throughput.

Safe Harbor Statement

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Actual events or the actual future results of Terex may differ materially from any forward-looking statement due to these and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2008 net sales of $9.9 billion. Terex operates in four business segments: Terex Aerial Work Platforms, Terex Construction, Terex Cranes, and Terex Materials Processing & Mining. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com